Exhibit 99.1

News Release

Wabtec Reports Results For 4Q, Full Year 2016; Issues 2017 Financial Guidance

WILMERDING, PA, February 21, 2017 – Wabtec Corporation (NYSE: WAB) today reported results for the fourth quarter and full year, and issued financial guidance for 2017.

2016 Fourth Quarter Results

•	During the quarter, Wabtec acquired majority ownership of Faiveley Transport and initiated a tender offer for Faiveley’s remaining public shares; began the integration of two other recent acquisitions, Workhorse Rail and Gerken Group; and completed a $750 million notes offering.

•	Sales for the fourth quarter were $760 million, with higher sales in the Transit Group more than offset by lower sales in the Freight Group. Freight Group sales were affected mainly by lower revenues from train control-related equipment and services, and lower industry deliveries of new freight cars and locomotives. Changes in foreign exchange rates reduced sales by $22 million compared to the year-ago quarter.

•	Income from operations in the fourth quarter was $63 million, including transaction expenses of about $26 million related to the Faiveley acquisition and expenses of about $15 million primarily for contract adjustments and restructuring.

•	Interest and other expense was $30 million in the fourth quarter, including $22 million of debt refinancing expenses and additional interest costs the company incurred prior to closing the Faiveley acquisition.

•	The company had a net tax benefit in the quarter due to two items related to the Faiveley acquisition: expense of $9 million for the non-deductibility of certain transaction costs, and income of $27 million to reduce a deferred tax liability due to a change in the statutory tax rate in France.

•	Net income in the fourth quarter was $46 million. The effect of all of the items discussed above reduced net income by $27 million.

•	Earnings per diluted share in the fourth quarter were 42 cents. The effect of all of the items discussed above and $9 million of non-controlling interest expense related to the acquisition of Faiveley Transport reduced earnings per diluted share by 39 cents.

•	The company generated cash flow from operations of $202 million in the fourth quarter.

2016 Full Year Results

•	Sales for the full year were $2.9 billion, with higher sales in the Transit Group more than offset by lower sales in the Freight Group. Freight Group sales were affected mainly by lower revenues from train control-related equipment and services, a decrease in rail traffic volumes, and lower industry deliveries of new freight cars and locomotives. Changes in foreign exchange rates reduced sales by $71 million compared to 2015.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

•	Income from operations for the full year was $458 million, including transaction expenses of about $39 million related to the Faiveley acquisition and expenses of about $16 million primarily for contract adjustments and restructuring.

•	Interest and other expense was $46 million for the full year, including $24 million of debt refinancing expenses and additional interest costs the company incurred prior to closing the Faiveley acquisition.

•	Income tax expense was $99 million for the full year. The amount was reduced by the net effect of the two fourth-quarter tax items related to the Faiveley acquisition. The company expects its 2017 effective tax rate to be about 29.5%.

•	Net income for the full year was $313 million. The effect of all of the items discussed above reduced net income by $38 million.

•	Earnings per diluted share for the full year were $3.34. The effect of all of the items discussed above and $9 million of non-controlling interest expense related to the Faiveley acquisition reduced earnings per diluted share by 51 cents.

•	The company generated cash flow from operations of $449 million for the full year, exceeding net income by about 45 percent.

•	At year-end, the company had cash of $398 million and debt of $1.9 billion.

•	In 2016, Wabtec repurchased 3,046,408 million shares of its common stock for about $212 million, or about $69.63 per share. The company has about $138 million remaining under its current share repurchase authorization.

2017 Financial Guidance

Also today, Wabtec issued 2017 financial guidance, with revenues expected to be about $4.1 billion and adjusted earnings per diluted share expected to be between $3.95 and $4.15 excluding expected restructuring and transaction charges, and non-controlling interest expense related to the Faiveley acquisition. Due to the ramp up of projects already in backlog and the timing of synergies from the Faiveley acquisition, the company expects its adjusted earnings per diluted share in the first quarter of 2017 to be similar to its adjusted earnings per diluted share the fourth quarter of 2016, and it expects the second half of the year to be stronger than the first half of the year. Wabtec estimates synergies from the acquisition to be about $15 million to $20 million in 2017, with long-term synergies expected to exceed $50 million.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “During 2016 we faced many challenges, including significant headwinds in our freight and industrial markets. Yet, our financial results were among the best in our history, we generated more cash from operations than net income, and we completed the most important strategic acquisition we’ve made to date. I’m pleased with how our team responded to difficult market conditions, some of which will persist in 2017. We will continue to control what we can by managing our costs aggressively, while working diligently on the integration of Faiveley. We will also continue to invest in our balanced growth strategies and expect to benefit from our diversified business model and rigorous application of the Wabtec Excellence Program.”

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings and synergies from the Faiveley Transport acquisition. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a further decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2016	Fourth Quarter 2015	For the Year Ended 2016	For the Year Ended 2015
Net sales	$759,982	$832,849	$2,931,188	$3,307,998
Cost of sales	$(540,793)	(565,221)	(2,006,949)	(2,260,182)

Gross profit	219,189	267,628	924,239	1,047,816
Gross profit as a % of Net Sales	28.8%	32.1%	31.5%	31.7%
Selling, general and administrative expenses	(130,687)	(91,404)	(371,805)	(347,373)
Engineering expenses	(19,104)	(19,361)	(71,375)	(71,213)
Amortization expense	(6,598)	(5,654)	(22,698)	(21,663)

Total operating expenses	(156,389)	(116,419)	(465,878)	(440,249)
Operating expenses as a % of Net Sales	20.6%	14.0%	15.9%	13.3%
Income from operations	62,800	151,209	458,361	607,567
Income from operations as a % of Net Sales	8.3%	18.2%	15.6%	18.4%
Interest expense, net	(26,664)	(4,190)	(42,561)	(16,888)
Other income (expense), net	(3,076)	2,379	(2,963)	(5,311)

Income from operations before income taxes	33,060	149,398	412,837	585,368
Income tax benefit (expense)	13,268	(47,619)	(99,433)	(186,740)

Effective tax rate	-40.1%	31.9%	24.1%	31.9%
Net Income	46,328	101,779	313,404	398,628
Less: Net income attributable to noncontrolling interest	(8,517)	—	(8,517)	—

Net income attributable to Wabtec shareholders	$37,811	$101,779	$304,887	$398,628

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.42	$1.06	$3.37	$4.14

Diluted
Net income attributable to Wabtec shareholders	$0.42	$1.05	$3.34	$4.10

Weighted average shares outstanding
Basic	89,445	95,367	90,359	96,074

Diluted	90,228	96,278	91,141	97,006

Net Sales by Segment
Freight Group	$341,364	$500,981	$1,543,098	$2,054,715
Transit Group	418,618	331,868	1,388,090	1,253,283

Total	$759,982	$832,849	$2,931,188	$3,307,998